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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the use in this Amendment No. 8 to the registration statement on Form S-1 ("Registration Statement") of our report dated May 31, 2002, except as to the stock dividend described in Note 2, which is as of November 12, 2002 and our report dated March 15, 2002, relating to the consolidated financial statements and financial statement schedules of Safety Insurance Group, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings "Experts", "Summary Historical Financial Data" and "Selected Historical Financial Data" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, MA
November 12, 2002